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                        [OUTPOST.COM LOGO APPEARS HERE]


                                                                    EXHIBIT 10.5

February 14, 2001


Mr. Darryl Peck

Dear Darryl:

I have been asked by the Compensation Committee to communicate to you the agreed payments and benefits you are eligible to receive in connection with your role as Chairman of the Board of Directors at Cyberian Outpost, Inc.

   . Effective January 1, 2001, Outpost agrees to pay you $8,333 as a monthly Chairman fee. All taxes, withholding and Social Security payments will be your responsibility. You will be issued Form 1099 at calendar year end.

   . You are eligible to participate in the Company's Medical Plan offered through Physician Health Services. Outpost will continue to pay all premiums related to this benefit.


   . You are eligible to submit Travel & Expense reimbursement forms for reasonable and customary business related charges up to a maximum of $15,000.

   . You will be paid a lump sum of $4,200 to continue your life insurance coverage with North Western Mutual. You will be issued Form 1099 at calendar year end.



As discussed at the Board meeting on January 9, these payments and benefits will be reviewed annually. Enclosed, is your payment for January and February in the amount of $16,666.00 and the above lump sum payment of $4,200.00. You can expect your monthly payment within the first five business days of each month.

If you have any questions regarding the details of this letter please contact me at (860) 927-8240.


Sincerely,

/s/ Micah Dowling
Micah Dowling
Executive Director, Human Resources